Exhibit 99.1

MIC

125 West 55th Street New York, NY 10019 United States	Telephone +1 212 231 1000 Facsimile +1 212 231 1828 Internet www.macquarie.com/mic

Media Release

MANAGER OF MIC ENTERS INTO 10b5-1 PLAN FOR PURCHASE OF ADDITIONAL SHARES

New York, NY – May 9, 2018 - Macquarie Infrastructure Corporation (NYSE: MIC) announced that its external Manager, Macquarie Infrastructure Management (USA) Inc., has entered into a plan to acquire additional shares of MIC common stock pursuant to a trading plan under Rule 10b5-1, promulgated under the Securities Exchange Act of 1934, as amended.

Currently, the Manager owns approximately 5.8 million shares of MIC common stock, or 6.8% of MIC's outstanding shares.

Rule 10b5-1 plans permit directors, officers and other company insiders to adopt written plans at times when they are not in possession of material, non-public information, under which they can purchase or sell shares at predetermined times and price parameters in the future. Transactions under the plan will be publicly disclosed through Form 4 filings with the Securities and Exchange Commission.

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, entities comprising an energy services, production and distribution segment, MIC Hawaii, and entities comprising a Contracted Power segment. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor enquiries Jay A. Davis Investor Relations MIC (212) 231-1825	Media enquiries Melissa McNamara Corporate Communications MIC (212) 231-1667